Exhibit 99.1

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebankva.com

Southern Community Financial Corp.

(Parent of Village Bank)

Reports Earnings for the First Quarter of 2005

May 6, 2005. Midlothian, Virginia.  Thomas W. Winfree, President and Chief Executive Officer of Southern Community Financial Corp. (the “Company”) (NASDAQ symbol: SCBV) in Midlothian, Virginia, announced today the Company’s earnings for the three months ended March 31, 2005 of $269,000 or $0.14 per fully diluted share, compared to earnings of $2,000 or $0.00 per share for the same period in 2004.  Earnings for the first quarter of 2005 reflect consolidated results of the Company’s wholly owned subsidiary, Village Bank (the “Bank”), and the Bank’s three subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc, and Village Financial Services Corporation.

On April 26, 2005, the Company’s shareholders approved the change of the Company’s name to Village Bank and Trust Financial Corp.  The name change will be effective upon the issuance by the Virginia State Corporation Commission of a certificate of amendment to the Company’s articles of incorporation.

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Mr. Winfree stated, “Our earnings for this quarter continue our trend of profitability, representing the seventh consecutive quarter the Company has been profitable.  Excluding the fourth quarter of 2004, which had two nonrecurring items that improved earnings by $221,000, earnings in the first quarter of 2005 represent the best performance in the history of the Company.”  He further stated, “It is very gratifying to see such strong operating performance even as interest rates have increased.”

Craig D. Bell, Chairman of the Board of Directors, added, “We are pleased with the results of the first quarter and believe it validates our acceptance by the community which we serve.  With Village Bank’s commitment to bringing value to its shareholders and customers, this performance should continue.”

Net income earned in the first quarter of 2005 of $269,000 is a significant improvement over the $2,000 earned in the first quarter of 2004.  The improvement in earnings is primarily attributable to the continued profitable growth of the Bank.  The Bank enjoyed a substantial increase in loans from $102,962,000 at March 31, 2004 to $137,523,000 at March 31, 2005.  The Bank now has five locations and its assets amounted to $170,234,000 at March 31, 2005, up from $134,025,000 at March 31, 2004, a 27% increase.

The Company’s primary source of income, net interest income, increased by $460,000 from the first quarter of 2004 to the first quarter of 2005 due to the growth of the loan portfolio and an improving interest rate spread.  In addition, noninterest income increased by $177,000 primarily as a result of increased activity in our mortgage loan company.  These increases in income were offset by increases in noninterest expense of $245,000 and income tax expense of $139,000 from first quarter 2004 to first quarter 2005.  The increase in noninterest expense is attributable to the growth of the Company and the increase in tax expense resulted because the Company had net operating loss carryforwards to offset taxable income in 2004.

For the first three months of 2005, net loans and deposits were relatively unchanged.  Net loans increased by $3,361,000, or 2.5%, and deposits increased by $3,239,000, or 2.3%, during the first quarter.

Stockholders’ equity totaled $15,319,000 at March 31, 2005, which represents a book value of $8.66 per share.  This represents an increase of $0.15 per share over the $8.51 book value per share at December 31, 2004.

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In February 2005, the Company successfully issued $5 million in trust preferred securities.  The Company contributed the proceeds from the securities to the Bank as additional regulatory capital.  This increased the Bank’s regulatory capital by $5 million.  At March 31, 2005, the Bank exceeded all regulatory capital requirements.

Mr. Winfree concluded, “We are especially excited about our new brand, Village Bank.  Our shareholders approved changing the name of the Company to Village Bank and Trust Financial Corp. at its annual meeting in April to complete the branding of the Village Bank family.  We want to make the Village Bank name synonymous with quality financial services in the markets we serve.”

Southern Community Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  The Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2004, as filed with the Securities and Exchange Commission.

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